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                                                                   EXHIBIT 10.33




October 3, 2000


Shawn K. McCoy
1309 N. Hudson Street
Arlington, Virginia  22201

Dear Shawn:

In consideration of your efforts for the company, HADRON, Inc. has agreed to make an exception to the corporate policy regarding severance pay. In the event your employment is involuntarily terminated, other than for cause, HADRON, Inc. agrees to pay you six (6) months' severance pay at your then current rate of pay, but calculations will be based on not less than $140,000 per annum base salary. This agreement is effective October 3, 2000 and supercedes all other agreements, both written and verbal.

To acknowledge this agreement, please sign and date in the area below and return to Ellen Hyslope, Vice President, Administration.

Sincerely,



Jon M. Stout
President and Chief Executive Officer



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Shawn K. McCoy                                        Date